Exhibit. 10.72

SUN TRUST BANKS, INC.
2004 STOCK PLAN

DIRECTOR RESTRICTED
STOCK AGREEMENT

GRANT DATE: ___________

___________________________

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, upon the recommendation of the Governance and Nominating Committee of its Board of Directors and pursuant to action of the Compensation Committee (“Committee”) in accordance with the SunTrust Banks, Inc. 2004 Stock Plan (“Plan”), has granted restricted shares of SunTrust Common Stock, $1.00 par value (“Restricted Stock”), upon the following terms as an incentive for Grantee to promote the interests of SunTrust and its Subsidiaries.

Name of Grantee	_______________________________

Shares of Restricted Stock	_______________________________

Fair Market Value Per Share	_______________________________

Date of Grant	_______________________________

This Restricted Stock Agreement (“Stock Agreement”) evidences this Grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

SUNTRUST BANKS, INC.

Authorized Officer

SUNTRUST BANKS, INC.
2004 STOCK PLAN	GRANT DATE: ____________

TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT

§ 1. EFFECTIVE DATE. This Grant of Restricted Stock to the Grantee is effective as of                      (“Grant Date”).

§ 2. VESTING. All shares of Restricted Stock subject to this Grant shall vest on                      (“Vesting Date”), provided that Grantee is an active member of SunTrust’s Board of Directors (“Board”) on that date and such shares have not previously vested or been forfeited pursuant to § 3.

§ 3. ACCELERATED VESTING.

(a) If the Grantee’s membership on the Board terminates prior to the Vesting Date as a result of the Grantee’s (i) death or (ii) Disability (within the meaning of § 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) or (iii) attainment of mandatory retirement age for Board members, then any shares of Restricted Stock that are not then vested shall be vested pro rata on the date of the Grantee’s departure from the Board.

(b) If there is a Change in Control Date for SunTrust (as defined in the Plan) followed by the involuntary termination of the Grantee’s membership on the Board prior to the Vesting Date and if such termination is not a Termination for Cause, then any shares of Restricted Stock not previously vested or forfeited shall become vested on the date of such termination. For purposes of this § 3(b), “Termination for Cause” means termination of membership on the Board which is made primarily because of (i) Grantee’s commission of a felony, or Grantee’s perpetration of a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud against SunTrust or any Subsidiary, or (ii) any other willful act or omission of the Grantee which is materially injurious to the financial condition or business reputation of SunTrust or any Subsidiary.

(c) If the Grantee’s membership on the Board terminates prior to the Vesting Date for any reason other than those described in § 3(a) or § 3 (b), then any shares of Restricted Stock that are not then vested shall be completely forfeited on the date of such termination.

(d) For purposes of § 3(a) above, the pro rata calculation shall be made by multiplying the number of shares of Restricted Stock that are not then vested by a fraction, having a numerator equal to the number of days since the Grant Date through the date of such termination of membership on the Board, and having a denominator equal to the number of days from the Grant Date through the Vesting Date.

§ 4. CHANGE IN CONTROL DATE – means either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with the applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing.”

§ 5. GRANTEE’S RIGHTS DURING RESTRICTED PERIOD.

(a) During any period when the shares of Restricted Stock are forfeitable, the Grantee may generally exercise all the rights, powers, and privileges of a shareholder with respect to such shares, including the right to vote such shares and to receive all regular cash dividends and any Stock dividends, and such other distributions as the Committee may designate in its sole discretion, that are paid or distributed on such shares of Restricted Stock. Any Stock dividends declared on a share of Restricted Stock shall be treated as part of the Grant of Restricted Stock and shall be forfeited or become nonforfeitable at the same time as the underlying Restricted Stock with respect to which such Stock dividend was declared.

(b) No rights granted under the Plan or this Stock Agreement and no shares issued pursuant to this Grant shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee’s interest in such shares has become fully vested.

§ 6. DELIVERY OF VESTED SHARES.

(a) Shares of Restricted Stock that have vested in accordance with § 2 or § 3 shall be transferred to the Grantee as soon as practicable after vesting occurs.

(b) By accepting shares of Restricted Stock, the Grantee agrees not to sell such shares at a time when applicable laws or SunTrust’s rules prohibit a sale. This restriction will apply as long as the Grantee is a director, employee or consultant of SunTrust or a Subsidiary. Upon receipt of nonforfeitable shares subject to this Stock Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to transfer any shares to Grantee for which Grantee refuses to provide an appropriate statement.

(c) To the extent that Grantee does not vest in any shares of Restricted Stock, all interest in such shares shall be forfeited. The Grantee has no right or interest in any share of Restricted Stock that is forfeited.

§ 7. OTHER LAWS. SunTrust shall have the right to refuse to issue or transfer any shares under this Stock Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

§ 8. MISCELLANEOUS.

(a) This Stock Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan, all of which are incorporated by reference in this Stock Agreement. (b) The Plan and this Stock Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).